  Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT LETTER AGREEMENT

This First Amendment (this “Amendment”) to that certain Employment Letter Agreement dated May 12, 2017 (the “Agreement”), by and between Michael Thornton (the “Employee”) and ENDRA Life Sciences Inc. (the “Company”), is effective December 27, 2019.

WHEREAS, the parties desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Amendment and the Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

A. Effect of Amendment. This Amendment amends the Agreement. Except as provided in this Amendment, all of the terms and conditions of the Agreement remain in full force and effect.

B.           Section 2. Section 2 is deleted in its entirety and replaced with the following:

2.           Term. Your employment pursuant to this Agreement shall continue until terminated as provided in Section 8 below.

C.           Section 9. Section 9 is deleted in its entirety and replaced with the following:

9.           Certain Payments upon Separation from Service. If you are terminated by the Company without Cause (as defined in the Plan) or for Good Reason (as defined below), then, contingent upon your execution, delivery and non-revocation of a release in form and substance satisfactory to the Company and consistent with the Company’s standard release agreement, which contains a full release of all claims against the Company and certain other provisions (the “Release Agreement”), including a reaffirmation of the covenants in your Confidential Information, Assignment of Inventions, and Non-Solicitation Agreement, you will be entitled to (i) 12 months’ (or 24 months’ if such Separation from Service occurs within one year following a Change in Control) continuation of your current base salary and (ii) a lump sum payment equal to 12 months (or 24 months if such Separation from Service occurs within one year following a Change in Control) of COBRA premiums based on the terms of Company’s group health plan and your coverage under such plan as of the date of your Separation from Service (regardless of any COBRA election actually made by you or the actual COBRA coverage period under the Company’s group health plan). The Company’s obligations under this paragraph are subject to the requirements and time periods set forth in this paragraph and in the Release Agreement. Prior to receiving the payments described in this paragraph, you must execute the Release Agreement on or before the date 21 days (or such longer period to the extent required by law) after your Separation from Service. If you fail to timely execute and remit the Release Agreement, you waive any right to the payments provided under this paragraph. Payments under this paragraph will commence within 15 days of your execution and delivery of the Release Agreement, provided that you do not revoke the Release Agreement. Your rights following a Separation from Service under the terms of any Company plan, whether tax-qualified or not, that are not specifically addressed in this letter agreement, will be subject to the terms of such plan, and this letter agreement will have no effect upon such terms except as specifically provided herein. Except as specifically provided in this paragraph, you will not have any further rights to compensation under this letter agreement following your Separation from Service. “Good Reason” shall mean, in the context of your resignation, a resignation that occurs within thirty (30) days following the occurrence, without your written consent of one or more of the following events: (i) any adverse change in your base salary then in effect; or (ii) a significant reduction of your responsibilities relative to your responsibilities in effect immediately prior to such reduction; provided, however, that “Good Reason” shall not be deemed to exist hereunder if such change in base salary or reduction of responsibilities occurs in connection with (x) changes or reductions generally applicable to the Company’s management group, (y) your engagement in any action or any inaction that would otherwise enable the Company to terminate you for Cause.

D.           Entire Agreement.  This Amendment and the Agreement together constitute the entire agreement between the parties with respect to the subject matter hereof and merge all prior and contemporaneous communications regarding the same subject matter. They may not be further modified except by a written agreement executed by the parties.

IN WITNESS WHEREOF, the parties, intending to be legally bound thereby, have executed this Amendment as of the date first set forth above.

EMPLOYEE	ENDRA LIFE SCIENCES INC.

By: /s/ Michael Thornton Name: Michael Thornton	By: /s/ David Wells Name: David Wells Title: Chief Financial Officer